First Amendment to the Agreement dated August 30th, 2022 between

Novusterra Inc. and American Resources Corporation.

On August 30, 2022, Novusterra Inc. ("Novusterra") and American Resources Corporation ("AREC") entered into an agreement ("Agreement") in which AREC agreed to sell Novusterra its exclusive rights to its Carbon Nanostructure and Graphene patents in exchange for four (4.0) million shares of Novusterra's Common Stock.

The purpose of this amendment is to clarify the agreements between American Resources Corporation, Novusterra Inc. and Kenai Defense Company LLC.

Prior to the August 30, 2022 Agreement referenced above, Kenai Defense Company LLC ("Kenai") had previously acquired from AREC the exclusive rights to the patents as referenced in the Agreement for the limited use in the Department of Defense and Space industries as detailed in the agreement between AREC and Kenai dated March 24th, 2022.

Pursuant to this amendment, it is agreed by both AREC and Novusterra that AREC will receive 10% of the gross subcontracted fees and Novusterra will earn 90% of the subcontracted fees earned through Kenai's Air Force contract that is being contemplated in West Virginia. Any future contracts received through Kenai in the Department of Defense and Space industries will be paid entirely to Novusterra with AREC receiving no further compensation.

Date: September 5th, 2022

Thomas Sauve
President

Greg Jensen
Chief Executive Officer